Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Net Income Increased 23% on 9% Growth in Revenue for Fourth Quarter Fiscal 2008
•	Fourth quarter sales were $22.8 million; sales increased 31% to $86.4 million for fiscal 2008

•	Earnings per diluted share were $0.83 for fourth quarter and $2.98 for fiscal 2008

•	Fourth quarter gross profit was 39.3%; gross profit increased to 39.5% in fiscal 2008

•	Strong backlog of $75.7 million at fiscal year-end

•	Graham achieves new records in revenue, net income, bookings and backlog
BATAVIA, NY, May 30, 2008 — Graham Corporation (AMEX: GHM), an equipment manufacturer critical to the oil refinery, petrochemical and power industries, today reported financial results for its fourth quarter and fiscal year ended March 31, 2008. All per share amounts contained in this press release have been adjusted to reflect a five-for-four stock split which was distributed on or about January 3, 2008.
Revenue grew $1.9 million to $22.8 million for the fourth quarter of fiscal 2008 compared with revenue of $20.8 million in the fourth quarter of the fiscal year ended March 31, 2007. Fiscal 2008 revenue was $86.4 million, and it was the fourth consecutive fiscal year that the Company achieved double digit revenue growth. Revenue for fiscal 2008 increased 31.3% when compared with revenue of $65.8 million for fiscal 2007.
Fourth quarter fiscal 2008 net income was $4.2 million, up 22.7% compared with net income of
$3.4 million in the same period the prior year. On a per diluted share basis, net income increased 20.3% to $0.83 per diluted share compared with $0.69 per diluted share in the fourth quarter of fiscal 2007. In fiscal 2008, net income was $15.0 million, or $2.98 per diluted share, compared with $5.8 million, or $1.17 per diluted share, in fiscal 2007. Included in fourth quarter fiscal 2007 net income was the recognition of a research and development tax credit of $1.4 million, or $0.33 per diluted share, compared with $234 thousand, or $0.05 per diluted share, in the fourth quarter of fiscal 2008. Excluding the tax credit, net income was $2.0 million for the fourth quarter of fiscal 2007 and $4.4 million, or $0.89 per diluted share, for fiscal 2007.
Mr. James R. Lines, President and Chief Executive Officer of Graham, commented, “Our vision is to be a world-class leader in the design and manufacture of engineered-to-order products for the process industries. Fiscal 2008 reflects our efforts in achieving our vision. Beyond strong markets and significant demand for the products we manufacture, our growth reflects the recognition by our customers of the value we bring in the form of solutions, quality and reliability.”
Growth in condenser and aftermarket sales contributed to the increase in sales in the fourth quarter of fiscal 2008 when compared with the same period the prior year, while sales of ejector systems declined. Fluctuations among products can vary based on the timing of customer projects around the world as well as on business cycles of the industries we serve.
Mr. Lines continued, “The investments being made around the world in refineries and petrochemical plants are planned to remain at very high levels as a result of rapidly growing economies in Asia, India,
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Graham Corporation Net Income Increases 23% on 9% Growth in Revenue for Fourth Quarter Fiscal 2008 May 30, 2008
South America and Eastern Europe. We continue to have large volume of inquiries and do not believe this cycle will deteriorate anytime in the near future. It’s critical to our growth strategy to understand that we do not intend to just capitalize on the market potential available to us now, but that we are laying the groundwork we believe will allow us to capture greater share in other markets such as alternative energy or in Asia as those industries grow.”
In the fourth quarter of fiscal 2008, condenser sales were $6.8 million, or 30% of total sales, compared with $4.0 million, or 19% of total sales, in the same period the prior year. Aftermarket sales were $5.2 million, or 23% of sales, in the fourth quarter of fiscal 2008 compared with $3.1 million, or 15% of sales, in the fourth quarter of fiscal 2007. Aftermarket sales were higher than the historical 15% of total sales as a result of the recognition of revenue from a large capital order won in the second quarter of fiscal 2008. Ejector system sales were $6.3 million in the fourth quarter of fiscal 2008, or 28% of total sales, compared with $8.3 million, or 40% of sales, in the same period the prior year.
Domestic sales contributed 50% of total sales in the fourth quarter of fiscal 2008 compared with 56% in the fourth quarter of fiscal 2007. Sales to the Middle East, Asia and South America were the largest contributors behind U.S. sales.
By industry, sales in the fourth quarter of fiscal 2008 were 33% to the refining industry, 32% to the chemical and petrochemical industries and 35% to other industrial applications compared with 36% to the refining industry, 37% to the chemical and petrochemical industry, and 27% to other industrial applications in the fourth quarter of fiscal 2007. Additional historical information regarding sales by industry and region are contained in the tables at the end of this press release.
Costs and expenses
Gross profit in the fourth quarter of fiscal 2008 was $8.9 million, or 39.3% of sales, compared with $6.1 million, or 29.2% of sales, in the same period the prior year. Gross profit was $34.2 million, or 39.5% of sales, in fiscal 2008 compared with $16.8, or 25.6% of sales, in fiscal 2007. The quarter-over-quarter and year-over-year improvements were achieved through operating efficiency gains in both engineering and manufacturing, improved operating leverage as well as greater selectivity in order acceptance. Approximately 5% of manufacturing production hours were outsourced in the fourth quarter of fiscal 2008 and 9% to 10% in the full fiscal year.
Selling, general and administrative (“SG&A”) expenses were $3.3 million, or 15% of sales, in the fourth quarter of fiscal 2008 compared with $3.4 million, or 16% of sales, in the same period the prior year. SG&A expenses were $13.1 million, or 15.1% of sales, in fiscal 2008 compared with $10.8 million, or 16.4% of sales, in fiscal 2007. The absolute dollar increases were due to higher variable costs, such as sales commission and incentive compensation, as a result of the higher sales volume and net income.
Operating margin was 24.7% in the fourth quarter of fiscal 2008 compared with 13.1% in the same period the prior year. Fiscal 2008 operating margin was 24.4% compared with 9.1% in fiscal 2007. Higher sales and operating leverage gains contributed to the improvement quarter-over-quarter and year-over-year.
Mr. Lines stated, “Capital investments made over the last two years to improve productivity, expand capacity and shorten lead times has produced benefits already, as was evidenced by our fiscal year 2008 operating performance. We believe there is still significantly more we can do to improve operating performance and expand production capacity.”
Interest income for the fourth quarter of fiscal 2008 was $227 thousand compared with $160 thousand in the same period the prior year. Fiscal 2008 interest income was $1.0 million, an increase compared with $516 thousand in fiscal 2007 as a result of a 144% increase in investments.
The effective tax rate was 28.3% in the fourth quarter of fiscal 2008 compared with a tax benefit of 18.6% in the same period the prior year. The effective tax rate for fiscal 2008 was 32% compared with 12% for fiscal 2007. The fiscal 2007 tax rate reflects the benefit of a $1.6 million research and
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Graham Corporation Net Income Increases 23% on 9% Growth in Revenue for Fourth Quarter Fiscal 2008 May 30, 2008
development (“R&D”) tax credit, which recognized qualifying expenditures for fiscal years 1999 through 2007. The R&D tax credit recognized in fiscal 2008 was $234 thousand, which represents the level of credit expected each fiscal year going forward under the current tax law.
Fiscal 2008 Sales Review
Sales in fiscal 2008 increased to most major markets throughout the world. Sales by geographic region in fiscal 2008 were approximately 54% to the U.S., 15% to Asia, 12% to the Middle East, 9% to South America and the remaining 10% to other international markets. In fiscal 2007, sales were 50% to the U.S., 17% to Asia, 23% to Middle East and the remaining 10% to other international markets.
High demand for the Company’s product in the refining sector drove sales growth in fiscal 2008. Approximately 43% of sales were for the refining market in fiscal 2008 compared with 35% in fiscal 2007. Sales to the chemical and petrochemical industry contributed 31% to total sales in fiscal 2008 compared with 39% in the prior fiscal year. Other sales, which include spare parts, were 24% of total sales in fiscal 2008 compared with 21% in fiscal 2007. The power sector contributed 2% of sales in fiscal 2008 compared with 5% in fiscal 2007.
The continued strength of the refining market resulted in an increase in sales of ejector systems, which are critical components to the refining process. Ejector system sales were 42% of total sales in fiscal 2008, up from 33% in fiscal 2007. Condenser sales were 25% of total sales in fiscal 2008 compared with 29% in fiscal 2007. Spare parts sales contributed 18% of total sales in fiscal 2008 compared with 17% in fiscal 2007, while heat exchanger and pump sales were 15% of sales in fiscal 2008, down from 21% in fiscal 2007.
Balance Sheet and Cash Management
Cash, cash equivalents and investments at March 31, 2008 were $36.8 million compared with $15.1 million as of March 31, 2007. Approximately $34.7 million is invested in United States treasury notes with maturity periods of 91 to 120 days.
Net cash provided by operating activities was $3.7 million and $19.7 million in the fourth quarter of fiscal 2008 and fiscal 2008, respectively, compared with net cash provided by operating activities of $1.7 million and $5.2 million in the fourth quarter of fiscal 2007 and fiscal 2007, respectively. The $14.5 million improvement in net cash provided by operating activities was due to higher net income, greater utilization of deferred tax assets, and less operating working capital in fiscal 2008. Operating working capital was lower due to a reduction in the cash conversion cycle to 31 days as of March 31, 2008, down from 51 days as of March 31, 2007 and from lower accounts receivable and inventory balances. The average operating working capital was 3% of sales in fiscal 2008 compared with 8% in fiscal 2007.
Mr. Ronald Hansen, Vice President Finance and Administration and CFO, noted, “We have made many fundamental changes in how we do business to strengthen our ability to generate cash. We are focused on reducing our cash conversion cycle time. In addition, we are realigning our people processes to engage everyone in building a better Graham, growing our business, and maintaining strong financial performance.”
Capital expenditures in the fourth quarter of fiscal 2008 were $0.4 million and $1.0 million for fiscal 2008 compared with $0.5 million and $1.6 million in the fourth quarter of fiscal 2007 and fiscal 2007, respectively. Approximately $600 thousand of the capital expenditures in fiscal 2008 were for plant machinery, with approximately 56% of the plant machinery expenditures used for productivity improvements and 44% for maintenance. Fiscal 2009 capital expenditures for the fiscal year ending March 31, 2009, are expected to be approximately $2.0 million with approximately 34% for machinery, 53% for information technology and 13% for other expenditures. An estimated 68% of the fiscal 2009 spending will be for productivity improvements and the remaining 32% for maintenance.
Graham entered into a new revolving credit facility with the Bank of America, N.A., in December 2007. Such facility provides a line of credit of $30.0 million, including letters of credit and bank guarantees.
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Graham Corporation Net Income Increases 23% on 9% Growth in Revenue for Fourth Quarter Fiscal 2008 May 30, 2008
Letters of credit outstanding as of March 31, 2008 were $11.3 million compared with $8.6 million as of March 31, 2007. There were no borrowings outstanding as of March 31, 2008.
Outlook
Orders for fourth quarter of fiscal 2008 were at a record level of $35.1 million, a 29% increase compared with orders of $27.3 million in the fourth quarter of fiscal 2007. For fiscal 2008, orders were $107.1 million, up 24% compared with orders of $86.5 million of fiscal 2007. Fiscal 2008 orders were driven by higher demand for condensers in the oil refining and petrochemical markets in the Middle East, Canada and China. Orders from the refining sector were 48% of total orders in fiscal 2008 compared with 38% in fiscal 2007, while orders for the chemical and petrochemical sector were 26% and 35%, respectively.
Domestic orders were 63% in fiscal 2008 and international orders were 37% compared with 47% and 53%, respectively, in fiscal 2007. The increase in domestic orders was primarily a result of oil refinery capacity expansions and revamps as well as a more selective internal order criteria process. Although overall international order volume was down in fiscal 2008, orders from China, South America and Canada were up year-over-year.
Due to the size of ejector and condenser orders, timing of order acceptance can significantly impact any particular reporting period. Graham does not believe that quarter-to-quarter comparisons are indicative of future business trends.
Backlog increased 40% to $75.7 million at March 31, 2008 compared with $54.2 million at March 31, 2007. Approximately 49% of the orders in the backlog are for oil refinery projects, 28% for chemical and petrochemical projects and 23% for other industrial or commercial applications. Approximately 11% of orders, or $8.3 million, of the backlog is not expected to be converted to sales within the next twelve months.
Mr. Lines concluded, “Our goal is to more than double our revenue over the next few years through a combination of organic growth and potential acquisitions, among other options. Driving our vision is a simple theme of understanding and satisfying the current and future needs of existing and potential customers. I am confident that through company-wide investment and continuous improvement initiatives, we can reshape and redefine Graham to become the preferred supplier of our products and services for our customers, a challenging and rewarding place to work for our employees and a solid investment for our shareholders.”
The Company expects fiscal 2009 revenue to grow 15% to 20% year-over-year and anticipates gross margin to be in the range of 37% to 40% for the year.
Webcast and Conference Call
Graham’s senior management team will host a conference call and live webcast today at 11:00 a.m. EST. During the conference call and webcast, James R. Lines, President and CEO, and J. Ronald Hansen, Vice President Finance and Administration and CFO, will review Graham’s financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call and live webcast can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialling 1-201-689-8560 and referencing conference ID number 283989 approximately 5 — 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
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Graham Corporation Net Income Increases 23% on 9% Growth in Revenue for Fourth Quarter Fiscal 2008 May 30, 2008
•	The webcast will be archived at http://www.graham-mfg.com and a transcript will be posted once available. The webcast and transcript will remain available on the website for approximately 30 days.

•	A replay can be heard by calling 1-201-612-7415, and entering the account number 3055 and conference ID number 283989. The telephonic replay will be available through June 4, 2008 at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 72 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
Safe Harbor Statement
 This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham Corporation operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Net Income Increased 23% on 9% Growth in Revenue for Fourth Quarter Fiscal 2008
May 30, 2008
Graham Corporation Fourth Quarter and Fiscal Year-End 2008
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	March 31,		%	March 31%
	2008	2007	Change	2008	2007	Change
Net sales	$22,756	$20,811	9.3%	$86,428	$65,822	31.3%

Cost of products sold.	13,817	14,724	(6.2%)	52,266	49,003	6.7%

Gross profit	8,939	6,087	46.9%	34,162	16,819	103.1%

Gross profit margin	39.3%	29.2%	34.6%	39.5%	25.6%	54.3%
Expenses and other income:
Selling, general and administrative	3,318	3,365	(1.4%)	13,074	10,806	21.0%
Operating profit	5,621	2,722	106.5%	21,088	6,013	250.7%
Operating profit margin	24.7%	13.1%	88.5%	24.4%	9.1%	168.1%
Interest income.	(227)	(160)	41.9%	(1,026)	(516)	98.8%
Interest expense	1	2	(50.0%)	10	10	0.0%

Income before income taxes	5,847	2,880	103.0%	22,104	6,519	239.1%
Provision for income taxes.	1,656	(536)	409.0%	7,070	758	832.7%

Net income	$4,191	$3,416	22.7%	$15,034	$5,761	161.0%

Per share data
Basic
Net income	$0.84	$0.70	20.0%	$3.03	$1.18	156.8%
Diluted
Net income	$0.83	$0.69	20.3%	$2.98	$1.17	154.7%

Weighted average common shares outstanding:
Basic	5,017	4,897		4,956	4,867
Diluted	5,078	4,936		5,042	4,925

Dividends declared per share	$0.03	$0.02		$0.10	$0.08
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Graham Corporation Net Income Increased 23% on 9% Growth in Revenue for Fourth Quarter Fiscal 2008
May 30, 2008
Graham Corporation Fourth Quarter and Fiscal Year-End 2008
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(unaudited)

	March 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,112	$1,375
Investments	34,681	13,676
Trade accounts receivable, net of allowances ($41 and $48 in fiscal 2008 and fiscal 2007, respectively)	5,052	11,859
Unbilled revenue	8,763	4,793
Inventories	4,797	4,682
Domestic and foreign income taxes receivable	1,502	145
Prepaid expenses and other current assets	463	209

Total current assets	57,370	36,739
Property, plant and equipment, net	9,060	8,780
Deferred income tax asset	70	2,901
Prepaid pension asset	4,186	445
Other assets	25	13

Total assets	$70,711	$48,878

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$20	$37
Accounts payable	5,461	5,143
Accrued compensation	4,517	3,205
Accrued expenses and other liabilities	2,114	2,048
Customer deposits	5,985	6,100
Deferred income tax liability	2,275	87

Total current liabilities	20,372	16,620

Capital lease obligations	36	56
Accrued compensation	232	263
Deferred income tax liability	315	—
Other long-term liabilities	—	58
Accrued pension liability	271	251
Accrued postretirement benefits	949	976

Total liabilities	22,175	18,224

Stockholders’ equity:
Preferred stock, $1 par value -
Authorized, 500 shares
Common stock, $.10 par value -
Authorized, 6,000 shares
Issued, 4,990 and 4,859 shares in 2008 and 2007, respectively	499	389
Capital in excess of par value	12,674	10,008
Retained earnings	37,216	22,675
Accumulated other comprehensive loss	(1,820)	(2,367)
Treasury stock (1 share in 2008)	(22)	—
Notes receivable from officers and directors	(11)	(51)

Total stockholders’ equity	48,536	30,654

Total liabilities and stockholders’ equity	$70,711	$48,878

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Graham Corporation Net Income Increased 23% on 9% Growth in Revenue for Fourth Quarter Fiscal 2008
May 30, 2008
Graham Corporation Fourth Quarter and Fiscal Year-End 2008
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(unaudited)

	Year Ended March 31,
	2008	2007	2006
Operating activities:
Net income	$15,034	$5,761	$3,586

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	989	887	793
Discount accretion on investments	(904)	(458)	(265)
Stock-based compensation expense	187	84	—
(Gain) loss on disposal or sale of property, plant and equipment	3	(17)	(6)
Deferred income taxes	5,066	646	2,150
(Increase) decrease in operating assets:
Accounts receivable	6,807	(5,882)	4,048
Unbilled revenue	(3,969)	185	(1,358)
Inventories	(115)	433	(45)
Domestic and foreign income taxes receivable	(1,358)	(31)	(70)
Prepaid expenses and other current and non-current assets	(250)	(7)	(104)
Prepaid pension asset	(3,045)	(1,979)	(3,076)
Increase (decrease) in operating liabilities:
Accounts payable	159	1,007	761
Accrued compensation, accrued expenses and other current and non-current liabilities	1,308	237	825
Customer deposits	(127)	4,547	258
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(83)	(220)	(964)

Total adjustments	4,668	(568)	2,947

Net cash provided by operating activities	19,702	5,193	6,533

Investing activities:
Purchase of property, plant and equipment	(1,027)	(1,637)	(1,048)
Proceeds from disposal of property, plant and equipment	45	25	8
Purchase of investments	(94,781)	(33,300)	(33,160)
Redemption of investments at maturity	74,680	30,500	25,000

Net cash used by investing activities	(21,083)	(4,412)	(9,200)

Financing activities:
Decrease in short-term debt, net	—	—	(1,872)
Principal repayments on long-term debt net of proceeds from	(37)	(52)	(50)
issuance of long-term debt
Issuance of common stock	1,116	413	1,424
Dividends paid	(493)	(387)	(452)
Sale of treasury stock	—	—	3,403
Excess tax deduction on stock awards	1,473	—	—
Other	(17)	42	61

Net cash provided by financing activities	2,042	16	2,514

Effect of exchange rate changes on cash	76	8	(1)

Net increase (decrease) in cash and cash equivalents	737	805	(154)
Cash and cash equivalents at beginning of year	1,375	570	724

Cash and cash equivalents at end of year	$2,112	$1,375	$570

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Graham Corporation Net Income Increased 23% on 9% Growth in Revenue for Fourth Quarter Fiscal 2008
May 30, 2008
Graham Corporation Fourth Quarter and Fiscal Year-End 2008

Additional Information
ORDER AND BACKLOG TREND
($, in millions)

	Q107	Q207	Q307	Q407	FY 2007	Q108	Q208	Q308	Q408	FY 2008
	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	3/31/08
Orders	$20.0	$22.1	$17.1	$27.3	$86.5	$24.9	$20.5	$26.6	$35.1	$107.1
Backlog	$38.6	$45.0	$47.6	$54.2	$54.2	$59.2	$56.8	$63.0	$75.7	$75.7

SALES BY INDUSTRY
($, in millions)

	Q107	Q207	Q307	Q407	FY 2007	Q108	Q208	Q308	Q408	FY 2008
	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	3/31/08
Refining	$4.0	$5.3	$6.0	$7.4	$22.7	$9.7	$12.0	$7.8	$7.5	$37.0
Chemical/ Petrochemical	$7.2	$6.6	$4.2	$7.8	$25.8	$4.6	$6.5	$8.5	$7.3	$26.9
Power	$0.7	$1.0	$1.2	$0.4	$3.3	$0.8	$0.4	$0.1	$0.1	$1.4
Other	$2.7	$3.0	$3.1	$5.2	$14.0	$4.9	$4.2	$4.1	$7.9	$21.1
Total	$14.6	$15.9	$14.5	$20.8	$65.8	$20.0	$23.1	$20.5	$22.8	$86.4

SALES BY REGION
($, in millions)

	Q107	Q207	Q307	Q407	FY 2007	Q108	Q208	Q308	Q408	FY 2008
	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	3/31/08
North America	$7.6	$6.8	$9.1	$12.2	$35.8	$11.7	$17.8	$11.2	$12.0	$52.7
Middle East	$4.8	$4.5	$1.8	$4.1	$15.3	$4.2	$0.5	$1.6	$3.7	$10.0
Asia	$1.1	$3.9	$2.2	$4.0	$11.2	$2.5	$2.1	$3.9	$4.3	$12.8
Other	$1.1	$0.7	$1.4	$0.5	$3.5	$1.6	$2.7	$3.8	$2.8	$10.9
Total	$14.6	$15.9	$14.5	$20.8	$65.8	$20.0	$23.1	$20.5	$22.8	$86.4

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